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                                                                   Exhibit 99.01

                                                            CONTACT: Intuit Inc.
                                              Linda Fellows    650/944-5436 (IR)
                                              Robert Schettino 650/596-2700 (PR)


INTUIT PRICES PUBLIC OFFERING

MOUNTAIN VIEW, CALIF.--May 21, 1998--Intuit Inc. (NASDAQ:INTU) today announced the pricing of its public offering of 9.0 million shares of its Common Stock at $47.375 per share, increased from the 8.4 million shares previously announced. All of the 9.0 million shares were sold by the Company. Intuit has also granted to the underwriters of the public offering an option to purchase up to an additional 1.35 million shares to cover over allotments, if any. The Company intends to use the net proceeds primarily to fund the cash purchase price of the acquisition of Lacerte Software Corporation and a related services company, and for general corporate purposes. Deutsche Morgan Grenfell Inc. and Morgan Stanley Dean Witter are joint lead managers and joint book runners for the offering. BancAmerica Robertson Stephens, BT Alex. Brown, William Blair & Co., L.L.C., Hambrecht & Quist LLC and NationsBanc Montgomery Securities LLC are co-managers.

A prospectus relating to the offering may be obtained from Deutsche Morgan Grenfell Inc., at 31 West 52nd Street, 4th Floor, New York, New York 10019,
(212) 469-5600 or Morgan Stanley Dean Witter, at 1585 Broadway, New York, New York 10036, (212) 761-6775.

Intuit Inc., a financial software and Web-based services company, develops and markets Quicken(R), the leading personal financial software; TurboTax(R), the best-selling tax preparation software; QuickBooks(R), the most popular small business accounting software; and ProSeries professional tax preparation software. Intuit's Quicken.com(TM) Web site offers a complete set of personal financial news, information and tools, including leading investment, mortgage, and insurance sites. Intuit's products and services enable individuals, small businesses, and financial professionals to better manage their financial lives and businesses.

This communication does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.